Exhibit 10.1

www.fcg.com

May 17, 2005

Mitch Morris

10817 Wellworth Avenue

Los Angeles, California 90024

Dear Mitch,

As we have discussed, FCG would like to provide you with a one year housing expense accommodation in order to provide you with an additional opportunity to settle in the Southern California area, and in order to make it more convenient for you to spend time in the Long Beach corporate offices when you are not otherwise traveling on business.  As you and I have discussed, this is an important factor in how we are approaching our succession planning as a firm.

In recognition of this arrangement, we have agreed to the following:

•                                          FCG will reimburse or pay for your moving costs associated with moving to your new residence in Orange County, CA.  Moving costs will be handled per FCG standard policies in this regard.

•                                          Commencing on June 1, 2005 and for each payroll period through May 31, 2006, FCG will include a gross amount of $3,650 in your paycheck under an item titled “Housing Allowance.”  All of amounts paid to you under this arrangement shall be less federal, state and other applicable taxes and any authorized withholdings to the extent applicable to such amounts.

•                                          If you terminate your employment with FCG or FCG terminates your employment for “cause” at any time prior to June 1, 2008, you will repay certain amounts paid to you under this arrangement, which amount shall be an adjusted gross net of any taxes based on your then-current tax withholding status.  Any amounts repayable by you under the terms of this provision shall be made in accordance with the following schedule: (i) 100% if said termination event occurs prior to August 1, 2006; (ii) 75% if said termination event occurs after August 1, 2006 and prior to June 1, 2007; and (iii) 50% if said termination event occurs after June 1, 2007 and prior to June 1, 2008.  No amounts shall be repayable if you remain employed through June 1, 2008.  FCG is authorized to withhold all or a portion of any amounts that may be due to FCG under this clause from any final paycheck, reimbursement of expenses or payment of PTO balance as of your effective separation date.  To the extent such withheld amounts are insufficient to pay the balance of amounts due under this clause, you will pay the remaining balance due within ten (10) days of your effective separation date from FCG.

•                                          If FCG terminates your employment for other than “cause”, you will not be required to pay back any amounts paid to you under this arrangement.

111 West Ocean Boulevard, 4th Floor, Long Beach, California 90802-4646	•	562/624-5200	562/983-9384 (Fax)

•                                          You commit to be in the Long Beach corporate office (or other corporate office in Southern California if FCG were to relocate corporate headquarters) for a significant amount of your business time that you spend in the Southern California area (except when visiting a Southern California client).

•                                          This arrangement may only be modified or extended by mutual agreement of you and FCG.

For purposes of this arrangement, “cause” is defined as (i) an intentional material act of fraud or dishonesty in connection with your employment with FCG; (ii) your conviction of or pleading guilty or “no contest” to any felony or any crime involving moral turpitude or dishonesty; (iii) willful and material breach of FCG’s policies or your Vice President agreement, which breach is not cured within 30 days notice of such breach provided to you by FCG; (iv) intentional and material damage to Company’s property; or (v) willful violation of any law or regulation applicable to the FCG’s business, including any federal or state securities laws. For purposes of this definition, your conduct will not be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in FCG’s best interest.

The arrangement described in this letter will not modify your status as an “at will” employee, meaning that you or FCG can terminate your employment at any time for any reason or no reason.

This letter may only be modified in writing by mutual agreement of you and FCG.  This letter is binding on FCG and its successors and assigns.

If you have any questions, please feel free to contact me.

Sincerely,

FIRST CONSULTING GROUP, INC.

By:
Luther J. Nussbaum
Chairman and Chief Executive Officer

AGREED:

Mitch Morris

cc:	Jan Blue, Vice President